UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

September 19, 2012 (September 18, 2012)

Triangle Capital Corporation

(Exact name of registrant as specified in its charter)

Maryland	814-00733	06-1798488
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3700 Glenwood Avenue, Suite 530, Raleigh, North Carolina	27612
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (919) 719-4770

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On September 18, 2012, Triangle Capital Corporation (the “Company”) entered into a four-year senior secured credit facility (the “Amended Facility”) with Branch Banking and Trust Company (“BB&T”), as Administrative Agent, and BB&T, Fifth Third Bank, Morgan Stanley Bank, N.A., ING Capital LLC, Stifel Financial Corporation, First Tennessee Bank National Association, Park Sterling Bank, Raymond James Bank, N.A. and CapStone Bank, collectively as lenders. The initial commitment for the Amended Facility is $165.0 million and replaces the Company’s existing $75.0 million senior secured credit facility (the “Prior Facility”). The Amended Facility has an accordion feature that allows for an increase in the total loan size up to $215.0 million, subject to certain conditions and the satisfaction of specified financial covenants, and also contains two one-year extension options bringing the total potential term to six years from closing. The Amended Facility, which is structured to operate like a revolving credit facility, is secured primarily by the Company’s assets, excluding the assets of the Company’s wholly-owned SBIC subsidiaries.

Borrowings under the Amended Facility bear interest, subject to the Company’s election, on a per annum basis equal to (i) the applicable base rate plus 1.95% or (ii) the applicable LIBOR rate plus 2.95%. The applicable base rate is equal to the greater of (i) prime rate, (ii) the federal funds rate plus 0.5% or (iii) the adjusted one-month LIBOR plus 2.0%. The Company pays a commitment fee of 0.375% per annum on undrawn amounts.

As with the Prior Facility, the Amended Facility contains certain affirmative and negative covenants, including but not limited to (i) maintaining a minimum interest coverage ratio, (ii) maintaining a minimum liquidity ratio, (iii) maintaining minimum consolidated tangible net worth, and (iv) maintaining its status as a regulated investment company and as a business development company. The Amended Facility also contains similar customary events of default with customary cure and notice provisions, including, without limitation, nonpayment, misrepresentation of representations and warranties in a material respect, breach of covenant, cross-default to other indebtedness, bankruptcy, change of control, and material adverse effect. In connection with the Amended Facility, the Company also entered into an Omnibus Amendment to adopt and update the collateral documents and custodial agreement of the Prior Facility.

Some of the lenders under the Amended Facility, and their respective affiliates, may from time to time receive customary fees and expenses in the performance of investment banking, financial advisory or other services for the Company.

The above summary is not complete and is qualified in its entirety to the full text of the Amended Facility, which is filed herewith and incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information contained in Item 1.01 to this current report on Form 8-K is by this reference incorporated in this Item 2.03.

Item 7.01. Regulation FD Disclosure.

On September 18, 2012, the Company issued a press release. A copy of such press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

The information disclosed under Item 7.01, including Exhibit 99.1 hereto, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 and shall not be deemed incorporated by reference into any filing made under the Securities Act of 1933, except as expressly set forth by specific reference in such filing.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

The following Exhibit 99.1 is being furnished herewith to this Current Report on Form 8-K:

Exhibit No.	Description

10.1	Amended and Restated Credit Agreement, dated September 18, 2012, among the Company, Branch Banking and Trust Company, Fifth Third Bank, Morgan Stanley Bank, N.A., ING Capital LLC, Stifel Financial Corporation, First Tennessee Bank National Association, Park Sterling Bank, Raymond James Bank, N.A. and CapStone Bank.

99.1	Press Release dated September 18, 2012 of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Triangle Capital Corporation

Date: September 19, 2012	By:	/s/ Steven C. Lilly
Steven C. Lilly
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Amended and Restated Credit Agreement, dated September 18, 2012, among the Company, Branch Banking and Trust Company, Fifth Third Bank, Morgan Stanley Bank, N.A., ING Capital LLC, Stifel Financial Corporation, First Tennessee Bank National Association, Park Sterling Bank, Raymond James Bank, N.A. and CapStone Bank.

99.1	Press Release dated September 18, 2012 of the Company.

4